Exhibit 99.3

BluJay Topco Limited Unaudited Consolidated Financial Statements
Consolidated Income Statement for the Year Ended March 31, 2019	2
Consolidated Statement of Comprehensive Income for the Year Ended March 31, 2019	2
Consolidated Statement of Changes in Equity for the Year Ended March 31, 2019	3
Consolidated Balance Sheet as at March 31, 2019	4
Consolidated Cash Flow Statement for the year ended March 31, 2019	5
Notes to the Financial Statements	6

Consolidated income statement for the year ended 31 March 2019

		Year ended 31 March 2019
Continuing operations	Note	$000
Revenue	24	161,459
Operating expenses		(138,738)
Operating profit		22,721

Analysed as:
Operating profit before amortisation of intangibles, reorganisation costs and acquisition costs		47,873
Acquisition costs	1	(1,661)
Reorganisation costs	1	(2,813)
Amortisation of other intangibles	8	(20,678)
Operating profit		22,721

Interest receivable on cash and short-term deposits		17
Finance costs	2	(32,844)
Loss before gain on equity investment and taxation		(10,106)
Gain on equity investment	26	1,131
Loss before taxation	3	(8,975)
Taxation	4	(5,626)
Loss for the year		(14,601)

Consolidated statement of comprehensive income for the year ended 31 March 2019

Year ended 31 March 2019
$000
Loss for the year	(14,601)
Other comprehensive income:
Currency translation differences	7,921
Total comprehensive loss for the year	(6,680)

The accompanying accounting policies and notes form an integral part of the financial statements.

2BluJay Topco Ltd Financial Statements 2019

Consolidated statement of changes in equity for the year ended 31 March 2019

		Share capital	Share premium	Capital redemption reserve	Translation reserve	Non- distributable retained deficit	Retained deficit	Total
	Note
		$000	$000	$000	$000	$000	$000	$000
At 1 April 2018		34,870	-	98	4,280	(30,505)	(150,937)	(142,194)

Shares issued	21	8	538	-	-	-	-	546
Shares repurchased	21	(34,021)	-	92,666	3,727	(62,372)	-	-

Loss for the year		-	-	-	-	-	(14,601)	(14,601)
Transfer to capital redemption reserve		-	-	8	-	-	(8)	-
Reallocation in respect of preference share discount		-	-	-	-	-	-	0
Currency translation differences		-	-	-	7,921	-	-	7,921
Total comprehensive loss for the year		-	-	8	7,921	0	(14,609)	(6,680)

At 31 March 2019		857	538	92,772	15,928	(92,877)	(165,546)	(148,328)

The accompanying accounting policies and notes form an integral part of the financial statements.

3BluJay Topco Ltd Financial Statements 2019

Consolidated balance sheet as at 31 March 2019

	Note
		Year ended
		2019
		$000
Assets
Non-current assets
Goodwill	7	177,113
Other intangible assets	8	37,589
Property, plant and equipment	9	7,194
Deferred tax assets	13	11,349
		233,245
Current assets
Inventories	11	31
Trade and other receivables	12	46,169
Cash and cash equivalents	19	13,204
		59,404

Total assets		292,649

Liabilities
Current liabilities
Trade and other payables	14	(46,334)
Borrowings	17	(9,853)
Preference share liability	21	(64,176)
Current tax liabilities	15	(367)
Provisions	20	(95)
		(120,825)
Net current liabilities		(61,421)

Non-current liabilities
Borrowings	17	(312,778)
Deferred tax liabilities	16	(7,077)
Long term liabilities	20	(168)
Provisions	20	(129)
		(320,152)

Total liabilities		(440,977)

Net liabilities		(148,328)

Shareholders' equity

Called up share capital	21	857
Share premium		538
Capital redemption reserve		92,772
Cumulative translation reserve		15,928
Non-distributable retained deficit	21	(92,877)
Retained (deficit)/earnings		(165,546)

Total shareholders' equity		(148,328)

The accompanying accounting policies and notes form an integral part of the financial statements.

4BluJay Topco Ltd Financial Statements 2019

Consolidated cash flow statement for the year ended 31 March 2019

	Note
		Year ended 31 March 2019
Cash flows from operating activities		$000
Cash generated from operations		39,698
Interest paid		(26,436)
Income tax paid (net)		(5,538)
Net cash generated from operating activities		7,724

Cash flows from investing activities
Acquisition of CSF group	26	(9,340)
Acquisition of Grosvenor	26	(5,527)
Acquisition of Era	26	(1,278)
Purchase of property, plant and equipment		(3,989)
Expenditure on capitalised research and development costs	8	(7,652)
Net cash used in investing activities		(27,786)

Cash flows from financing activities
Net proceeds from issue of ordinary and preference shares	21	523
Repurchases of ordinary shares	21	31
New bank borrowings - gross proceeds received		15,015
Fees paid in respect of new bank borrowings		(413)
Drawings on revolving credit facility		25,744
Repayments of revolving credit facility		(15,290)
Net cash generated from/(used in) financing activities		25,610

Net increase/(decrease) in cash and cash equivalents		5,548
Cash and cash equivalents at the start of period		8,156
Effect of foreign exchange rate changes		(500)
Cash and cash equivalents at the end of period		13,204
Reconciliation of loss for the year to cash generated from operations
		Group Year ended 31 March 2019
		$000
Loss before taxation		(8,975)
Depreciation charges	9	2,837
Amortisation of other intangible assets	8	20,678
Amortisation of other arrangement fees		1,452
Gain on remeasure of fair value of equity investment		(1,131)
Non-cash foreign exchange differences		(3,410)
Interest receivable		(1,972)
Interest payable		33,366
(Increase)/decrease in trade and other receivables		5,828
Increase/(decrease) in trade and other payables and provisions		(8,975)
Cash generated from operations		39,698

The accompanying accounting policies and notes form an integral part of the financial statements.

5BluJay Topco Ltd Financial Statements 2019

General information

The consolidated financial statements include BluJay Topco Limited and its subsidiaries (together referred to as the Company or Group). The Group’s principal activity is to provision software and associated services to give their customers insight, agility, and tools they need to better deliver customer service and streamline global supply chain execution.

Functional and presentation currency

These financial statements are presented in United States dollars.

Significant accounting policies

The significant accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied to both years presented, unless otherwise stated.

a)	Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the International accounting Standards Board (IASB). The financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

The preparation of financial statements in conformity with International Financial Reporting Standards as adopted by the International Accounting Standards Board requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates. Significant estimates are used for, but not limited to: impairment of goodwill and investments, valuation of intangible assets, and recognition of deferred tax assets (see also below).

At the date of authorisation of these financial statements, the following new standards and interpretations which have not been applied in these financial statements were in issue but not yet effective:

•	IFRS 16 Leases
•	IFRIC Interpretation 23 Uncertainty over Income Tax Treatments
•	Amendments to IFRS 9: Prepayment features with negative compensation (issued 12 October 2017)
•	Amendments to IAS 19: Plan Amendment, Curtailment or Settlement (issued on 7 February 2018)
•	Amendments to IAS 28: Long-term Interests in Associates and Joint Ventures (issued 12 October 2017)

It is anticipated that there will be minimal impact on the financial statements from the adoption of these new and revised standards. The quantum of this impact is being assessed. IFRS 16 will bring operating leases onto the balance sheet, and result in a proportion of the rental expense being disclosed as interest. An indication of the quantum of the changes is provided by the disclosures in note 23.

Going concern

Going concern considerations are discussed in the Strategic and Directors’ reports.

After making enquiries, the Directors have a reasonable expectation that the Group have adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis of accounting in preparing the annual financial statements.

The Group meets its day-to-day working capital requirements using cash in hand and is expected to generate sufficient free cash flow going forwards to meet scheduled repayments of its borrowings as well as to meet other liabilities as they fall due.

The Group’s forecasts and projections, taking into account reasonably possible changes in trading performance show that the Group should be able to operate within the level of these current resources and borrowing facilities to cover its liabilities as they fall due. Therefore, the Directors continue to adopt the going concern basis of accounting in preparing the Annual Report and financial statements.

Consolidated net liabilities at 31 March 2019 amounted to $148.3m, which is mainly the result of the accounting treatment of the preference shares and their accrued dividends (see notes 21 and 27). The holders of the preference

6BluJay Topco Ltd Financial Statements 2019

shares, Francisco Partners and Temasek, have confirmed that they will not seek to redeem these shares unless BluJay Topco Ltd has the ability to repay without impacting its ability to continue as a going concern (and for at least a minimum period of twelve months from the date of approval of these statutory financial statements).

b)	Consolidation policy and goodwill

The Group financial statements consolidate the financial statements of the Company and all of its subsidiary undertakings. The accounts of each company in the Group have been prepared to 31 March 2019. The results of subsidiary undertakings have been included from the date of acquisition or up to the date of disposal being the date control passes. All intra-group profits and trading are eliminated on consolidation.

The purchase method of accounting is used to account for the acquisitions of subsidiaries by the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments used and liabilities incurred or assumed at the date of exchange. Acquisition related costs are not included in the cost of acquisition, but charged to operating expenses as they are incurred. Any pre-existing equity interest in the entity acquired is remeasured to fair value at the date of obtaining control, with any resulting gain or loss recognised in profit or loss. Identifiable assets and liabilities and contingent liabilities assumed in a business combination are measured initially at the fair values at acquisition date.   The excess of cost of acquisition over the fair value of the Group’s share of the identifiable net assets is recorded as goodwill. Any changes in the Group’s ownership interest subsequent to the date of obtaining control are recognised directly in equity, with no adjustment to goodwill.

Deferred consideration is measured at fair value. Deferred consideration payable in more than one year, forming part of the cost of acquisition, is discounted to a present value. The unwinding of this discount is shown as part of finance costs in the income statement. Any changes to the cost of an acquisition, including deferred consideration, resulting from events after the date of acquisition are recognised in profit or loss.

Goodwill is capitalised on the balance sheet and allocated to cash generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The carrying value of goodwill is cost less accumulated impairment losses.

c)	Segmental reporting

The Group has chosen not to publish segmental reporting information other than that required by the Companies Act.

d)	Intangible assets (other than goodwill)

Intangible assets are included at cost or fair value to the Group at the date of acquisition, assessed on an estimate of the present value of future cash flows projected to arise from the use of those intangible assets, less amounts written off representing impairment in value.

Amortisation is calculated to write off the cost of the intangible assets on a straight-line basis over their expected useful economic lives, for each individual asset, which for all intangible assets is currently between 3 and 5 years.

The Group’s intangible assets comprise intellectual property (principally comprising computer software acquired or developed for sale to customers), brand values and customer base (contractual customer relationships acquired in a business combination).

e)	Impairments

Impairment tests on the carrying value of goodwill and other assets subject to amortisation are undertaken if events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is also tested for impairment at least annually. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that have been previously impaired are reviewed for possible reversal of the impairment at each reporting date.

f)	Property, plant and equipment and depreciation

Property, plant and equipment are stated at historical cost less depreciation and, when appropriate, provision for impairment. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Depreciation is provided at rates calculated to write off the cost of fixed assets less estimated residual value on a straight-line basis over the expected useful economic lives of the assets concerned. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

7BluJay Topco Ltd Financial Statements 2019

The annual rates used from date of purchase are:

Freehold land & buildings	4-5%
Leasehold improvements	10-20% (or the lease term if shorter)
Fixtures, fittings and equipment	33%

g)	Investments

Investments are included in the balance sheet at cost less amounts written off, representing impairment in value. Impairment charges are recorded if events or changes in circumstances indicate that the carrying value may not be recoverable and are charged to the income statement.

h)	Inventory

Inventory is stated at the lower of cost and net realisable value after making allowance for slow-moving and obsolete inventory. Cost of finished goods is based on purchase price on a first in first out basis.

i)	Foreign currencies

Transactions in foreign currencies are translated into each company’s functional currency at the rate of exchange ruling on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated into each company’s functional currency at the rates of exchange ruling at the balance sheet date. Other foreign exchange gains and losses are taken to the income statement in the year in which they arise.

For the purposes of presenting the consolidated financial statements, the results of foreign operations are translated into dollars, the Group’s presentation currency, at the monthly average exchange rate. The assets and liabilities are translated at rates of exchange ruling at the end of the financial year. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity.

j)	Income recognition

(i)	Revenue from sale of goods and services

The Group adopted International Financial Reporting Standards (IFRS) 15, Revenue from Contracts with Customers (IFRS 15) on March 1, 2018. The Group has applied IFRS 15 using the cumulative effect method and therefore the comparative information has not been restated and continues to be reported under IAS 18 and IAS 11. The details of accounting policies under IAS 18 and IAS 11 are disclosed separately if they are different from those under IFRS 15 and the impact of changes is disclosed in Note 24.

Revenue is measured based on the consideration specified in a contract with a customer VAT and other sales-related taxes and are adjusted for variable considerations related to discounts. The Group recognises revenue when it transfers control over a product or service to a customer. The period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Therefore, as a practical expedient, the Group has not adjusted the promised amount of consideration for the effects of a significant financing component.

Transaction price includes but is not limited to, estimating variable consideration and measuring obligations for returns, refunds and other similar obligations. We have considered the following factors and determined that these do not have a significant impact of the transaction price: time value of money, non-cash considerations, allocation of transaction price including stand-alone selling price, and allocating discounts and variable considerations.

The Group does not have a service type warranty, therefore, it is not considered a separate performance obligation. Also, sale of the Group’s products do not have a significant financing component and payments are typically due within 30 days of satisfaction of the performance obligation.

The Group previously recognised commission fees payable related to the contracts as selling expenses when they were incurred. Under IFRS 15, the Group capitalises these commission fees as costs of obtaining a contract when they are incremental and – if they are expected to be recovered – it amortises them consistently with the pattern of revenue for the related contract. If the expected amortisation period is one year or less, then the commission fee is expensed when incurred. Total amount capitalised as a result of commissions is $2.1 million and balance remaining as of March 31, 2019 is $1.9 million.

In the Comparative period, revenue was measured at the fair value of the considerations received or receivable. Revenue from the sale of goods and services was recognised when the significant risks and reward of ownership had been transferred to the customer, recovery of consideration was probable, the associated costs and possible returns

8BluJay Topco Ltd Financial Statements 2019

for be estimated reliably, there was not continuing management involvement with the goods and the amount of revenue could be measured reliably. Revenue from rendering services was recognised in proportion to the stage of completion of work performed at the reporting date.

(ii)	Nature of goods and services

The Group offers software licences, software-as-a-service (SaaS), logistics-as-a-service (LaaS), hardware, support / maintenance, installation, consultancy, training, hosting, network usage and support services related to these products. In accordance with IFRS 15, licence, customized software, professional services (including software installation and training), licence maintenance, and hardware are considered to be distinct; and network usage and support services are distinct goods and services that have the same pattern of transfer to the customer over time.

Software-as-a-Service (SaaS)

SaaS agreements cover a range of different software products and principally provide logistical solutions that connects the customer to suppliers and supply chain by providing customer access to the Group’s hosted software. These deliver a suite of standard software packages with a tailored professional service that integrates and optimises a solution. While majority of the sales are made directly by BluJay, it also has agreements with resellers to sell the Group’s products. Revenue from the SaaS arrangement is recognized over the term of the contract utilizing the output method. Revenue recognition over time is considered appropriate based on provisions of IFRS 15 paragraph 35 as the customer simultaneously receives and consumes the benefits provided by BluJay. In addition, for SaaS contract, customers also pay for network usage and access fees. Revenue from these services is recognized over the term of the contract. Contractual term for average SaaS agreement is approximately 3 years.

Logistics-as-a-Service (LaaS)

LaaS services provide end-to-end freight management solutions and are made up of several different components which collectively provide the desired service to the customer. The LaaS agreements first require SaaS to be provided. The terms of SaaS do not vary significantly when LaaS is also provided. Revenue from the LaaS arrangement is recognized over the term of the contract utilizing the output method.

License

License agreements give the customer the perpetual software license. Licensed software is includes various products and is and typically includes a maintenance agreement. While revenue for license sales is recognized at a point in time as the product is delivered, maintenance revenue is a stand ready to perform obligation and revenue is recognized over the term of the contract.

Professional Services

SaaS, LaaS, and licensing agreements typically also include professional services. These services provide software implementation services including, implementation, configuration, training and other similar services to creates interfaces between BluJay’s software and customers systems. Revenue from these services is recognized over time using input method as professional services are being performed. Revenue recognition over time is considered appropriate based on provisions of IFRS 15 paragraph 35 as BluJay’s services do not create an asset with alternate use.

(iii)	Other income

Bank interest receivable is accrued on a time basis taking account of the principle outstanding and interest rate applicable. Dividend income from investments is recognised when the right to receive payment is established.

k)	Current and deferred tax

The tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case the tax is also recognised in other comprehensive income or directly in equity, respectively.

The charge for current tax is based on the results for the year as adjusted for items which are non-assessable or disallowed.   It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recognised, using the liability method on an undiscounted basis, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.

Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

9BluJay Topco Ltd Financial Statements 2019

Deferred tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis

l)	Research and development expenditure

Expenditure on research activities related to the development of the Group’s products is recognised as an expense as it is incurred.

An internally-generated intangible asset arising from the Group’s product development is recognised only if all of the following conditions are met:

•	an asset is created that can be identified (such as software and new processes);
•	it is probable that the asset created will generate future economic benefits; and
•	the development cost of the asset can be measured reliably.

Amounts capitalised in response to this policy are presented in note 8.

m)	Pension costs

The Group operates a number of defined contribution pension schemes. The charge against the income statement is the amount of contributions payable to the pension schemes in respect of the accounting period.

n)	Operating and finance leases

Leases in which a significant proportion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Lease rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease. All other leases are treated as finance leases.

o)	Provisions

Provisions for restructuring costs, legal claims and onerous contracts are recognised when: the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

p)	Financial instruments

Financial assets and financial liabilities are recorded in the Group’s balance sheet when the Group becomes a party to the contractual obligations of the instrument. Non-derivative financial instruments are recognised initially at fair value plus any directly attributable transaction costs. Income and expenditure arising on financial instruments is recognised on an accruals basis and taken to the income statement in the financial period in which it arises.

The Group’s financial assets comprise cash and cash equivalents or receivables.

The Group’s non-derivative financial liabilities comprise bank borrowings, trade payables, accruals, contingent consideration or onerous contractual obligations. All have fixed and determinable payments that are not quoted in an active market.

All financial assets and financial liabilities are included in current assets or current liabilities, as appropriate, except for those with maturities greater than 12 months after the balance sheet date, which are classified as non-current assets or liabilities.

10BluJay Topco Ltd Financial Statements 2019

(i)	Cash and cash equivalents

Cash is defined as cash in hand and on demand deposits. Cash equivalents are defined as short-term, highly liquid investments with original maturities of twelve months or less but which can be drawn in less than 3 months.

(ii)	Trade receivables and payables, including accruals

Trade receivables and payables do not carry any interest and are stated at their nominal value. Provision is made for estimated irrecoverable receivables.

(iii)	Bank borrowings

Bank loans are recorded at proceeds received, net of finance costs. Finance charges and issue costs are accounted for on the effective interest rate method to the income statement.

Borrowing costs are recognised in profit or loss in the period in which they are incurred, unless they are directly attributable to the acquisition or construction of an asset which necessarily takes a substantial period of time to get ready for its intended use. The Group has no such qualifying assets at the present time.

(iv)	Derivative financial instruments

Derivative financial instruments are held at fair value. Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in the income statement as they arise. At the present time, the Group does not have any derivative financial instruments that do qualify for hedge accounting.

(v)	Equity instruments

Equity instruments issued by the Company are recorded at proceeds received, net of direct issue costs. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

(q) Preference shares

All preference shares in issue are compound instruments. The debt element of these financial instruments arises from the contingent settlement provisions which creates an unavoidable obligation to deliver cash or other financial assets to the holders on sale or listing of the entity at the sole discretion of the holder of these instruments. The equity element of these financial instruments arises as the holder of these financial instruments are entitled to a discretionary dividend over and above the fixed dividend which evidences an interest in the net assets of the group.

Critical accounting judgements and key sources of estimation uncertainty

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

Revenue recognition

The Group’s revenue recognition accounting policy is that “revenue is recognised when a contract exists, delivery has occurred and the fee is fixed or determinable and collectable”. However, the Group’s business includes the provision of software, in particular software licences and customised software, for which the asset provided is purely intangible. As a result, management often has to make judgements about cut-off; where to recognise the delivery of such intangible assets within projects and licences, as well as when to account for new revenue contracts.

Preference shares

In accordance with the Group’s accounting policy these financial instruments are deemed to be compound instruments. We have considered the fair value of the compound instrument as a whole and this is determined at the present value of the contractual cash flows, the instrument as a whole (i.e., including estimated discretionary dividends cash flows), discounted at a market rate for the instrument. We have estimated that the liability component is recognised at the full amount of the fair value of the instrument as there is the potential that a contingent settlement via a sale or list could occur in the foreseeable future. As such the fair value of the equity component is £nil, as the fair value of the liability component is equal to the full redemption value of the compound instrument as a whole.

In addition, these financial instruments are classified under current liabilities as there is no unconditional right to defer payment for 12 months or more and the change of control event is deemed to be outside the control of the Blujay group.

11BluJay Topco Ltd Financial Statements 2019

Key sources of estimation uncertainty

(i)	Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash generating units to which goodwill can be allocated. The value in use calculation requires the Group to estimate the future cash flows expected to arise from the cash generating unit and a suitable discount rate in order to calculate present value.

The Group prepares a valuation based on expected performance going forward. The growth rate assumptions are in relation to periods covered by Board approved plans. Other key assumptions are the discount rate, where the Group uses its corporate weighted average cost of capital and the conversion to cash ratio of future profits.

It is impractical to disclose the extent of the possible effects of uncertainty in respect of a key assumption at the balance sheet date. It is possible that future outcomes that differ to the key assumptions could result in a material adjustment to the carrying value of the Group’s goodwill.

The carrying amount of goodwill at the balance sheet date was $177,113,000. Details regarding the goodwill carrying value and assumptions used in carrying out the impairment reviews are provided in note 7.

(ii)	Impairment of investments

The Group has also carried out an impairment review on the value of investments held by the Company. Where the investment is held in a company which has an ongoing trade, the value is derived by a value in use calculation of the cash generating units. This is done on a similar basis to that used in the impairment of goodwill calculation set out above and is therefore subject to the same judgement and estimations. Where the investment is held in a company which is no longer trading, the value is derived from the carrying value of the net assets on the balance sheet of the entity.

(iii)	Intangible assets

To determine the fair value of intangible assets in respect of intellectual property, brand values and customer relationships identified on the acquisition of businesses or subsidiaries, the Group uses various assumptions including the market royalty rates, estimated discount rates, expected levels of customer retention and profit margins relevant to the market in which the business operates. These assumptions have been applied in particular in respect of the purchase of CSF in April 2018, Grosvenor International Systems in August 2018, Era S.r.l. in October 2018, Blackbay in April 2017 and the LeanLogistics businesses acquired in June 2016 as well as a US business (trade and assets) acquired in the period ended 31 March 2015 and the Four Soft business acquired in the year ended 31 March 2014.

Recognition of capitalised development costs is dependent on assumptions of generating future economic benefits. Actual outcomes may differ.

Estimation of the useful economic lives of intangible assets is required for amortisation purposes, but again involves an assessment of uncertain future outcomes.

(iv)	Recognition of deferred tax asset

To determine the extent to which future taxable profits will be available against which temporary differences can be used the Group considers the current and forecast profitability of the relevant legal entity in the relevant country.

12BluJay Topco Ltd Financial Statements 2019

1.	Acquisition costs, reorganisation costs and other exceptional costs

Reorganisation costs of $2,813,000 in 2019 comprised costs of significant worldwide restructuring activity, both before and after the Blackbay, CSF, Grosvenor, and Era acquisitions, undertaken in order to streamline operations and invest in new and improved business processes. The costs include consultancy and other professional charges along with redundancy payments. There were acquisition costs of $1,661,000 recorded

2.	Finance costs

		Year ended 31 March 2019
	Note	$000
Interest payable on bank overdrafts and short term borrowings		26,470
Amortisation of capitalised fees		1,452
Preference share dividends	25	4,922
Finance costs		32,844

3.	Loss before taxation

		Year ended 31 March 2019
	Note	$000
Group loss before taxation is stated after charging/(crediting):

Staff costs	5	75,312
Total audit fees payable to the Company's auditor (see below)		395
Total non-audit fees payable to the Company's auditor (see below)		44
Depreciation of property, plant and equipment	9	2,837
Loss on disposal of property, plant and equipment		697
Amortisation of other intangible assets	8	20,678
Operating lease rentals - land and buildings		3,293
Operating lease rentals - other assets		272
Bad debt expense	12	2,091
Repair and maintenance expenditure on property, plant and equipment		899
Net foreign exchange (gains)/losses		(3,410)
Research & development
- total expenditure		15,110
- of which capitalised	8	7,652

Analysis of auditor's remuneration:
- fees payable to the Company's auditor for the audit of the Company's annual accounts		100
- fees payable to the Company's auditor for other services
* the audit of the Company's subsidiaries		295
		395

* taxation services
book-keeping and payroll services		44
		44

Fees payable by the Company's auditor for the audit of the Company's annual accounts have been borne on its behalf by its subsidiary undertakings, BluJay Solutions Holdings Limited and BluJay Solutions Limited.

Fees payable to the Company's auditor and their associates for non-audit services to the Company are not required to be disclosed because the consolidated financial statements are required to disclose such fees on a consolidated basis.

13BluJay Topco Ltd Financial Statements 2019

4a.	Taxation

Year ended 31 March 2019
$000
Current tax
Current income tax charge	3,704
Adjustments in respect of prior periods	79
Deferred tax
Origination and reversal of temporary differences	2,156
Adjustments in respect of prior periods	(215)
Change in future expected tax rates	(98)

Total taxation charge / (credit)	5,626

4b.	Reconciliation of tax

Year ended 31 March 2019
The tax on the Group's loss before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the Group as follows:	$000

Loss before tax	8,975

Tax on loss before tax at weighted average rate for the Group of 20.87%	(1,876)

Factors affecting charge for the year
Adjustments to tax charge in respect of prior periods	(136)
Acquisition costs not deductible	269
Other expenses not deductible for tax purposes	917
Current year losses not recognised	776
Utilisation in year of previously unrecognised losses	(419)
Recognition of other assets	5,496
Impact on deferred tax of change in future expected tax rates	98
Withholding taxes paid and expensed	8
Effect of foreign exchange movements	51
Local rate differences from Group rate	442
Total taxation charge / (credit)	5,626

4c.	Factors affecting future tax charges

At the balance sheet date, the group had an unrecognised deferred tax asset in respect of losses of $11,609,000 available for offset against future profits (see note 13).

5.	Employees

The average monthly number of Group and Company employees, including executive Directors, during the period was as follows:

Year ended 31 March 2019
Number
Technical and sales	1,040
Administrative	105
Total employees	1,145

14BluJay Topco Ltd Financial Statements 2019

5.	Employees (Continued)

Staff costs during the period, including executive Directors

Year ended 31 March 2019
$000
Wages and salaries	65,150
Social security costs	7,738
Other pension costs	2,424
Total staff costs	75,312

Key management compensation

Year ended 31 March 2019
Number
Salaries and short-term employee benefits	3,817
Post-employment benefits	12
Total key management compensation	3,829

The key management compensation figures above include a total of 22 personnel, comprising directors and senior functional management.

Of the total emoluments above, an aggregate amount of $531,000 is attributable to the highest paid director, being wholly salary and short term employee benefits. $923,000 was paid to directors during the year for salaries and wages and $62,000 was paid for short-term employee benefits (consisting of social security costs and allowances). There was no share based payment charge in 2019.

6.	Pension scheme costs

The Group operates a number of defined contribution pension schemes in the United Kingdom and overseas. The total contributions payable in respect of these schemes amounted to $2,524,000.

7.	Goodwill

Movements during the year are summarised as follows:

Year ended 31 March 2019
$000
Group

Net book amount
At 1 April	169,035
Acquisition of CSF group (see note 26)	8,035
Acquisition of Grosvenor (see note 26)	3,680
Acquisition of Era group (see note 26)	1,128
Foreign exchange differences	(4,765)
At 31 March	177,113

15BluJay Topco Ltd Financial Statements 2019

7.	Goodwill (Continued)

The carrying amounts of goodwill by geography are as follows:

Year ended 31 March 2019
$000
Europe	56,722
Americas	105,409
Asia	14,982
177,113

Goodwill recognised at 1 April 2018 arose on either the acquisition of the Blackbay group in April 2017, the US TMS business in September 2014, the Four Soft software group in October 2013, the Kewill plc software group in July 2012, or the LeanLogistics software group in June 2016. The goodwill recognised in the year 31 March 2019 related to CSF, Grosvenor and Era. These acquisitions were recognised in Europe.

Goodwill arising from these business combinations has been allocated to groups of cash-generating units (or "CGUs") based on the lowest level within the Group at which the goodwill is monitored for internal management purposes. The goodwill was tested for impairment at 31 March 2019 and will continue to be tested annually, or more frequently if there are indications that goodwill might be impaired. The recoverable amounts of the CGUs are determined from value in use calculations.

The key assumptions for the value in use calculations are those regarding the growth in future cash flows, driven by revenue growth, and discount rates. These calculations use pre-tax forecast cash flows derived from the most recent financial plan approved by management for the year ended 31 March 2020. All cash flows beyond March 2020 are extrapolated using a growth rate of 3%, through to March 2023, after which a growth rate of 0% is used in perpetuity thereafter. The discount rate used to discount the forecast cash flows for the CGUs ranges from 11% to 12.5% and is estimated by reference to the weighted average cost of capital and the degree of risk attached to an individual CGU.

The impairment tests performed show that the fair value of the un-impaired goodwill is in excess of its book value.

8.	Other intangible assets

Movements during the period are summarised as follows:

	Year ended 31 March 2019
	Intellectual property	Brand names	Customer relation-ships	Non-compete agreements	Capitalised development costs	Total
	$000	$000	$000	$000	$000	$000
Cost
At 1 April	94,315	12,142	45,557	9,190	4,003	165,207
Acquisition of CSH group	1,663	-	2,710	-	-	4,373
Acquisition of Grosvenor	260	-	2,208	-	-	2,468
Acquisition of Era	93	12	487	-	-	592
Capitalised in period	-	-	-	-	7,652	7,652
Foreign exchange	(3,701)	(500)	(1,477)	(104)	-	(5,782)
At 31 March	92,630	11,654	49,485	9,086	11,655	174,510

Amortisation	-	-	-	-	-	0
At 1 April	75,570	12,087	26,640	6,076	730	121,103
Charge for the period	8,811	63	7,629	2,683	1,492	20,678
Foreign exchange	(3,289)	(496)	(980)	(96)	1	(4,860)
At 31 March	81,092	11,654	33,289	8,663	2,223	136,921

Net book amount At 31 March	11,538	0	16,196	423	9,432	37,589

16BluJay Topco Ltd Financial Statements 2019

8.	Other intangible assets (Continued)

All amortisation and impairment charges in the period are included in operating expenses in the income statement.

Details of the acquisition of the Blackbay, CSF, Grosvenor, and Era are provided in note 26. The Lean and Kewill brand names were deemed impaired following the BluJay rebranding, resulting in accelerated amortisation of $nil .

Capitalised development costs represent an internally-generated intangible asset arising from the Group's product development, as recognised in accordance with the relevant accounting policy. During 2019, with new systems in place, BluJay was able to determine the amount of software to be capitalised in relation to product development.

9.	Property, plant and equipment

Movements during the period are summarised as follows:

	Year ended 31 March 2019
	Leasehold improvements	Fixtures, fittings, equipment	Total
	$000	$000	$000
Group
Cost
At 1 April	957	15,057	16,014
Acquisitions	2	99	101
Additions	135	3,854	3,989
Disposals	-	(34)	(34)
Foreign exchange differences	(42)	(640)	(682)
At 31 March	1,052	18,336	19,388

Depreciation	-	-	0
At 1 April	374	9,529	9,903
Charge for the period	138	2,699	2,837
Disposals	-	(31)	(31)
Foreign exchange differences	(17)	(498)	(515)
At 31 March	495	11,699	12,194

Net book amount
At 31 March	557	6,637	7,194

Details of the acquisition of Blackbay, CSF, Grosvenor, and Era are provided in note 26. There were no assets acquired under finance leases at 31 March 2019.

17BluJay Topco Ltd Financial Statements 2019

10.	Investments

The full list of subsidiary undertakings of the Company as at 31 March 2019 is as follows:		% of equity
	Country of	and voting rights
Trading	incorporation/ registration	held at 31 March 2019
BluJay Solutions Ltd (formerly Kewill Ltd)	UK	100
BluJay Solutions Inc. (formerly Kewill Inc.)	USA	100
BluJay Solutions Inc. (formerly 7622317 Canada Inc.)	Canada	100
BluJay Solutions B.V. (formerly Kewill B.V.)	Netherlands	100
BluJay Solutions N.V. (formerly Kewill Belgium N.V.)	Belgium	100
BluJay Solutions GmbH (formerly Kewill GmbH)	Germany	100
BluJay Solutions A/S (formerly Kewill Nordics A/S)	Denmark	100
BluJay Solutions SA (formerly LeanLogistics Europe SA)	Spain	100
BluJay Solutions (India) Private Ltd (formerly Kewill India (Private) Ltd	India	100
BluJay Solutions Pte Ltd (formerly Kewill Pte Ltd)	Singapore	100
BluJay Solutions Ltd (formerly Kewill Ltd)	Hong Kong	100
BluJay Solutions Co. Limited (formerly Kewill Co. Limited )	China	100
BluJay Solutions K K (formerly Kewill K K)	Japan	100
BluJay Solutions Pty Ltd (formerly Kewill Pty Ltd)	Australia	100
BluJay Solutions (New Zealand) Limited (formerly Blackbay (New Zealand) Ltd )	New Zealand	100
BluJay Solutions (Australia) Pty Ltd (formerly Blackbay (Australia) Pty Ltd )	Australia	100
Grosvenor International Systems Limited	UK	100
Era Systems S.r.l.	Italy	100
Non-trading / sub-holding companies
BluJay Solutions Group Holdings Ltd (formerly Kewill Group Holdings Ltd)	UK	100
BluJay Solutions Holdings Ltd (formerly Kewill Holdings Ltd)	UK	100
BluJay Solutions Holding B.V. (formerly Kewill Holding B.V.)	Netherlands	100
BluJay Solutions Nordics Holding B.V. (formerly Kewill Nordics Holding B.V.)	Netherlands	100
BluJay Solutions (Germany) Holdings GmbH	Germany	100
Blackbay Ltd	UK	100

The above companies operated principally in their countries of incorporation/registration and, apart from BluJay Solutions Co. Limited (formerly Kewill Co. Limited), have 31 March year ends.

The principal nature of business of trading subsidiary undertakings is the development and/or distribution of computer software and associated services. All of the above companies are included in the consolidation.

Apart from BluJay Solutions Group Holdings Ltd, which is owned directly, all shares in the other entities above are owned indirectly by subsidiary undertakings of BluJay Topco Ltd.

11.	Inventories

Year ended 31 March 2019
$000
Finished goods	31

18BluJay Topco Ltd Financial Statements 2019

12.	Trade and other receivables

Year ended 31 March 2019
$000
Trade receivables	34,823
Less: provision for impairment of receivables	(1,622)
Trade receivables - net	33,201
Other receivables	2,846
Prepayments and accrued income	10,122
46,169

Trade and other receivables are denominated in the following currencies:

Year ended 31 March 2019
$000
Sterling	6,396
US Dollars	22,704
Euro	8,290
Singapore Dollars	1,557
Other	7,222
46,169

Movements on the provision for impairment of trade receivables are as follows:

Year ended 31 March 2019
$000
At 1 April	(783)
Foreign exchange	32
Receivables written off as uncollectable	997
New provisions created	(1,868)
At 31 March	(1,622)

As of 31 March 2019 the Group had trade receivables of $15,448,000 that were past due but not impaired.

The ageing analysis of these trade receivables is as follows:

Year ended 31 March 2019
$000
Up to 3 months	12,932
3 to 6 months	1,826
Over 6 months	690
15,448

Impaired trade receivables are all past due and over 6 months old.

In determining the recoverability of trade and other receivables, the Group considers any change in the credit quality of the receivable from the date the credit was initially granted up to the reporting date. Concentrations of credit risk with respect to trade receivables are limited due to the Group's customer base being large and unrelated. The credit risk is managed on a group basis through the Group’s credit risk management policies and procedures. The ongoing credit risk is managed through regular review of ageing analysis. Due to this, management believe there is no further material credit risk for doubtful receivables.

19BluJay Topco Ltd Financial Statements 2019

12.	Trade and other receivables (Continued)

The Group does not hold any collateral as security. The credit risk in respect of cash balances held with banks and deposits with banks are managed via diversification of bank deposits, and are only with major reputable financial institutions.

Impairments of trade receivables are expensed as operating expenses. The fair value of receivables equates to their book value.

The Group does not collect external credit ratings for customers but uses its own methods for determining credit worthiness.

Amounts receivable from subsidiary undertakings include $37.3m which is a £28.6m loan owed to the Company by its immediate subsidiary undertaking. This loan is repayable on demand and accrues interest at annually agreed rates which can vary between 0% and current market rates. A rate of 5.5% was charged for the period to 31 March 2019.

13a.	Deferred tax asset recognised

Year ended 31 March 2019
$000
As at 1 April	17,974
Recognised in the period:
adjustment in respect of prior periods	215
on timing differences for the period	(6,293)
on change of future expected tax rates	(373)
Exchange differences	(174)
As at 31 March	11,349

The deferred tax asset can be analysed as:

Year ended 31 March 2019
$000
Deferred tax in respect of losses recognised	8,453
Accelerated amortisation and depreciation	1,815
Other short-term timing differences	1,081
11,349

Of the total Group deferred tax asset, approximately $1.1m is expected to be recovered within one year.

13b.	Deferred tax asset unrecognised

The Group also has an unrecognised deferred tax asset of $17,022,000 as follows:

Year ended 31 March 2019
$000
Unrecognised deferred tax asset in respect of trading losses	2,957
Unrecognised deferred tax asset in respect of non-trading	7,559
Unrecognised deferred tax asset in respect of capital losses	1,093
Unrecognised deferred tax asset in respect of other assets	5,413
17,022

These deferred tax assets have not been recognised as the precise incidence of future profits in the relevant countries and legal entities cannot be predicted accurately at this time. In particular, some of these losses are expected to expire before they can be utilised. The tax charge in future periods will be reduced by the utilisation of brought forward trading losses.

20BluJay Topco Ltd Financial Statements 2019

14.	Trade and other payables

Year ended 31 March 2019
$000
Trade payables	2,301
Other tax and social security costs	2,278
Accruals	8,378
Deferred income	33,377
46,334

Trade and other payables are denominated in the following

Year ended 31 March 2019
$000
Sterling	11,539
US Dollars	20,410
Euro	2,909
Singapore Dollars	1,657
Other	9,819
46,334

15.	Current tax liability

Year ended 31 March 2019
$000
Corporation tax liability	150
Overseas tax liability	217
367

16.	Deferred tax liability

Year ended 31 March 2019
$000
At 1 April	9,862
Acquisitions (see note 26)	1,929
Released to income statement	(4,559)
Exchange differences	(155)
As at 31 March	7,077

The deferred tax liability relates wholly to the deferred tax on the acquisition of intangible assets. Of the total deferred tax liability, approximately $3.1m is expected to be utilised within one year.

21BluJay Topco Ltd Financial Statements 2019

17a.	Bank Borrowings

Group

Total borrowings comprise:

Year ended 31 March 2019
$000
Bank loans	312,778

These obligations are presented in the group's balance sheet as follows:

$000
Included in current liabilities	(1,390)
included in non-current liabilities	314,168
312,778

The maturity profile of the group's bank loans is as follows:

	Excluding capitalised fees	Capitalised fees	Total as presented
	$000	$000	$000
In one year or less	-	(1,390)	(1,390)
In more than one year, but not more than two years	-	(1,390)	(1,390)
In more than two years but not more than five years	-	(4,171)	(4,171)
In more than five years	320,410	(681)	319,729
	320,410	(7,632)	312,778

Refinance September 2017

The debt outstanding at 31 March 2017 was repaid in full in September 2017 through new debt finance raised.

The credit facilities are provided through a syndicate led by TPG Specialty Lending Europe I Advisors Ltd. The term loan facilities includes US dollar denominated loans totalling $170,000,000, pounds sterling denominated loans totalling £35,166,579 and euro denominated loans totalling €93,200,648. The repayment of the terms loans is due in September 2024. The new revolving credit facilities comprise an available facility of $20,000,000. The loans are secured by fixed and floating charges over the shareholdings in the principal subsidiary undertakings as well as over the assets of the principal subsidiaries. The loans are subject to standard commercial loan covenants for which the group was fully in compliance throughout the reporting period and to the date of this report.

Interest is payable on the credit facilities at a variable rate, payable at relevant base rates plus a further margin of up to 3%. Interest is payable on the term loans at a variable rate, payable at relevant base rates plus a further margin of up to 6.5%.

At 31 March 2019, $9.9m was drawn on the credit facility.

During the reporting period, the average interest rate charged on the bank loans was approximately 7.76%. The total interest expense in the period on these borrowings, excluding amortisation of capitalised fees, was $20,495,000.

17b.	Finance leases

At 31 March 2019 the Group did not have any minimum lease payments under finance leases.

22BluJay Topco Ltd Financial Statements 2019

18.	Derivative financial instruments

There were no derivative financial instruments at 31 March 2019.

Derivative financial instruments held at 1 April 2018 comprise a series of three interest rate cap arrangements entered into to protect the Company against the cash flow risk of potential future increases in the relevant base rates as applied to the current bank borrowings described above in note 17, one instrument each in US dollars, pounds sterling and euros.

The interest rate caps were purchased in July 2016, each instrument being a two year interest rate cap at 1.00% three month LIBOR and EURIBOR on 50% of the term loan balance then in place, by currency, as amortising going forwards until expiry 30 June 2018, for an aggregate total premium of $211,000. The notional principal of the caps at 31 March 2017 was equivalent to $111,411,612. During the period cash payments of $179,000 were received and fair value adjustments of $62,000 were credited to the income statement. At 31 March 2018 the fair value of the caps was $163,000.

The practical effect of the caps, combined with the relevant base rates floor in the new credit agreement, was that approximately 30% of the current term loan balances were fixed rate debt, and the Group was not exposed to base rate fluctuations on this proportion of the amortising term loan debt outstanding until the expiry of the caps on 30 June 2018.

Upon expiry, the interest rate cap arrangements were not renewed nor were new agreements entered into.

19.	Financial instruments

The Group's financial instruments comprise cash and liquid resources, along with various items such as trade receivables, trade payables, accruals, contingent consideration and onerous contractual obligations. The Group policy does not permit entering into speculative trading of financial instruments and this policy has continued to be applied throughout the year.

The Directors consider that the carrying amount of financial assets and liabilities approximates to their fair value.

Financial assets

The Group's financial assets at the year end are analysed as follows:

Year ended 31 March 2019
$000
Cash and cash equivalents	13,204
Trade receivables	33,201
Other receivables	10,122
Accrued income	2,846
59,373

The ageing of the Group's trade receivables is shown in note 12.

In the Company balance sheet, amounts owed by subsidiary undertakings total $37.3m , all of which is denominated in sterling and which accrues interest at annually agreed rates which can vary between 0% and current market rates. A rate of 5.5% was charged for the period to 31 March 2019.

23BluJay Topco Ltd Financial Statements 2019

19.	Financial instruments (Continued)

The interest rate profile of the Group's cash and cash equivalents was:

		At 31 March 2019
	Currency	Total	Floating rate financial assets
		$000	$000
Cash at bank	Sterling	2,724	2,724
	US Dollar	3,539	3,539
	Euro	2,472	2,472
	Danish Kroner	1,298	1,298
	Singapore Dollar	621	621
	Chinese Yuan Renminbi	291	291
	Japanese Yen	57	57
	Indian Rupee	832	832
	Other	1,369	1,369
Total cash at bank		13,203	13,203
Short-term deposits	Euro	1	1
Total short term deposits		1	1
Total of cash and other cash deposits		13,204	13,204

Floating rate cash earns interest based on relevant national interest rates ranging from 0.1% to 0.8%. The Company accounts include $45,000 total cash at bank.

Financial liabilities

The Group's financial liabilities at the year end are analysed as follows:

	Note	Due in less than 1 year 2019	Due in more than 1 year 2019	Total 2019
		$000	$000	$000
Trade payables		2,301	-	2,301
Accruals		8,378	-	8,378
Borrowings	17a	312,778	-	312,778
Preference shares	21	64,176	-	64,176
		387,633	0	387,633

24BluJay Topco Ltd Financial Statements 2019

19.	Financial instruments (continued)

Capital risk management

During the period, the Group financed its operations through a mixture of new equity and bank borrowings. At 31 March 2019, the capitalstructure of the Group primarily consisted of gross debt totalling $320.4m (note 17) and equity attributable to equity holders of the Parent Company totalling $37.3m (inclusive of preference shares, see note 21). This equates to a gearing ratio of 68%.

The Group's overall objective when managing capital and other financial risk is to safeguard its ability to continue as a going concern in order to provide returns to shareholders (investors) and benefits to other stakeholders. To this end the Group seeks to maintain an optimal level of bank borrowings as part of the long term capital structure of the entity. The Group will review its capital structure regularly to consider the cost of capital and the risks associated with each class of capital.

Market risks are inherent in the use of debt capital, interest rate cash flow risk for example, on top of which, in the course of its normal activities, the Group is routinely exposed to a variety of other financial risks. These are discussed further below.

Capital is primarily managed at individual entity level, with the overall objective being to foster a collectively strong capital base that will provide a stable level of return to Group shareholders (investors) and long term debt providers, as well as to promote overall investor and creditor confidence. As previously noted, an optimal level of debt forms part of the long term capital structure of the Group so as to facilitate and sustain the continuing development of the business.

Financial instruments and risk management

The main risks arising from the Group's financial instruments are counterparty credit risk, liquidity risk, foreign currency risk and interest rate risk. The Group monitors these risks primarily through cash flow forecasting and sensitivity analysis, with a central treasury function identifying and evaluating financial risks in close co-operation with the Group's main operational functions.

The use of simple financial derivatives is considered in order to hedge specific financial risk where cost effective to do so. The Group does not enter into, or trade, financial instruments, including derivative financial instruments, for speculative purposes.

Counterparty credit risk

This is the risk that a counterparty will be unable to pay amounts in full when due. Credit risks are associated with deposits with banks and receivables from customers. Exposure levels and credit limits applicable to each bank or customer are reviewed on a regular basis.

Liquidity risk

This is the risk that the Group will have insufficient funds to meet its financial liabilities, including scheduled repayments of its borrowing facilities, as they fall due. As the Group is strongly cash generative, and, with a high level of recurring income, its liquidity risk is considered to be low.

That said, the Group still remains highly alert to liquidity risk and centrally manages its cash. The objective is to provide efficient cash and tax management and cost effective core funding to operating businesses, and this is undertaken by central pooling of surplus funds via the use of intra-group loans. This process also ensures that there are sufficient funds available to meet the scheduled loan repayments, as well as the expected funding requirements of the Group operations and investment opportunities.

Foreign currency risk

The Group's principal exposure to exchange rate fluctuations arises on the translation of diverse overseas net assets and results into a single presentation currency (currently US dollars) on consolidation. Overseas investments are not hedged, but the level of such balance sheet exposure will be regularly monitored to ensure this remains appropriate. Translation exposures on direct transactions, such as fund transfers between Group countries, will be managed by reviewing movements on exchange rates.

The table below approximates the impact on the Group's profit before tax of a reasonably possible +/- 1% exchange rate movement (of US dollars against the specified currency, with all other variables held constant) of the Group's major non-USD trading currencies during the year.

Year ended 31 March 2019
$000
Euro +/-	87
Pounds Sterling +/-	53
140

25BluJay Topco Ltd Financial Statements 2019

19.	Financial instruments (continued)

The Group's borrowings are denominated in a mixture of US dollars, pounds sterling and euros. This matches closely the Group's underlying cash generation, so mitigating significantly any economic currency risk on servicing the debt. However, given a US dollar presentation currency for the consolidated financial statements, the group may experience significant non-cash foreign exchange retranslation variances in the presentation of its debt going forwards.

Interest rate risk

The Group is exposed to interest rate fluctuations on its borrowings (as detailed in note 17), but will actively monitor this exposure going forwards with a view to putting in place interest rate swaps or caps where deemed beneficial. As an illustration, each 0.1% increase in the relevant base above a 0.5% base would add approximately $320,000 to the total interest expense for the next twelve months. The current Euro borrowing is significantly below the 0.5% base however and would require a relevant base rates increase of around 0.8% before any additional interest charges were due

Interest income is generated from cash and short term deposits held by the Group. The Group's exposure to interest rate risk on surplus cash is currently minimal.

20.	Provisions

	Dilapidations liability	Restructure costs	Total
	$000	$000	$000
At 1 April 2018	158	279	437
Utilised during the year	(63)	(140)	(203)
Exchange differences	-	(10)	(10)
At 31 March 2019	95	129	224

The provisions are financial liabilities on which no interest is charged. The fair value of the financial liabilities approximate to their book value.

Year ended 31 March 2019
Analysed as:	$000
Current liabilities	95
Non current liabilities	129
224

The deferred consideration relates to the Era acquisition which closed in October 2018. The additional payments are highlighted in note 26.

21.	Called up share capital

		31 March 2019
Issued, allotted, called up and fully paid:	Number	£000
A Ordinary shares of 1p each	60,295,094	603
B Ordinary shares of 0.1p each	2,909,578	3
C Ordinary shares of 0.1p each	5,848,551	6
A Preference shares of £1.00 each	38,355,558	38,356
		38,968

		$000
Current carrying value in presentation currency		65,032

of which:
Preference share liability component on balance sheet		64,175
Equity		857
		65,032

26BluJay Topco Ltd Financial Statements 2019

21.	Called up share capital (continued)

31 March 2019
$000
Shares issued / (redeemed) in year:
Preference share liability component	-
Equity	8

Liability component:
Dividends accruing (see note 27)	4,922
Exchange differences	(4,486)
Preference share liability component at 31 March	436

During the period the Company issued 6,090,081 new C Ordinary shares of 0.1p to Directors and employees of BluJay group companies. The shares were issued at 7.1p per share, which was considered to also be the current market value of the shares, and total proceeds received amounted to £432,395. In addition, a total of 642,784 A Ordinary shares and 241,530 C Ordinary shares were repurchased from former employees for a total of £23,577, also in line with the latest valuations, and subsequently cancelled.

The Group operates an equity settled share based compensation plan which is based on the management seniority. These shares are subject to vesting conditions, 50% of the shares have time based vesting conditions and the remaining 50% have exit based vesting conditions. The time based vested shares are vested at the rate of 1/48 a month following the granting of the shares and the time vesting of the shares ceases on a notice of cessation of employment. All unvested time vested shares and the exit based vested shares will become vested on the sale of the Group. The time vested shares will become fully vested the earlier of 25 March 2023 or a complete exit of the group.

Each A Ordinary share and each B Ordinary share are entitled to one vote in any circumstances, and rank pari passu with one another. Each C Ordinary share is entitled to one vote on resolutions other than C Ordinary shares. C Ordinary shares shall be treated on a pari passu basis as between each one of them.

Holders of A Preference shares shall be entitled to receive notice of, attend and speak at general meetings, but are not entitled to vote on resolutions. Holders of A Preference shares rank ahead of the ordinary shares on a return of capital.

A fixed, cumulative, preferential dividend at the rate of 10% per annum of the subscription price thereof accrues to the holders of the A Preference shares, compounding annually. See also note 27.

The Non-distributable reserve arose on the redemption of Preference shares and repurchase of Ordinary shares.

A redemption of preference shares resulted in a reduction in the carrying value of the equity component recognised.

22.	Related party transactions

The Company has not undertaken any trading transactions with either its subsidiaries or its parent. The Company has loans outstanding from to subsidiary undertakings which are subject to interest and upon which a loan rate of 5.5% has been applied for the period to 31 March 2019.

During the period, the group received advisory and support services from Francisco Partners for which a management charge of $705,000 was paid.

Amounts owing to or from subsidiaries are disclosed in the balance sheet and related notes. Investment in subsidiaries during the period is disclosed in note 10.

Key management disclosures are contained in note 5.

27BluJay Topco Ltd Financial Statements 2019

23.	Financial commitments

At 31 March 2019 the Group was committed to making the following minimum lease payments in respect of operating leases which fall due for settlement as follows:

	Year ended 31 March 2019
	Land and buildings	Other assets
	$000	$000
Within one year	3,412	371
In the second to fifth years inclusive	7,743	966
After five years	693	-
	11,848	1,337

Other assets primarily include computer hardware, cars and photocopiers.

24.	Revenue

The Group's revenues split by geography are as follows:

	Year ended 31 March 2019
	Americas	APAC	EMEA	Total
	$000	$000	$000	$000
License revenue	1,774	127	1,557	3,458
Services revenue	14,724	4,599	17,244	36,567
Maintenance revenue	9,984	3,666	14,648	28,298
LaaS	20,511	-	-	20,511
SaaS	40,980	2,351	29,207	72,538
Other	-	25	62	87
	87,973	10,768	62,718	161,459

25.	Deferred Revenue

Deferred revenue movements related to invoicing and revenue recognition for the period are noted below. Based on the nature of BluJay's business and when the performance obligations will be met, the ending deferred revenue will be recognized within one year from year-end.

Ending balance, 1 April 2018	28,713
Amounts from acquisitions	1,564
Amounts invoiced	77,992
Revenue recognized	(73,872)
Foreign exchange	(1,020)
Ending balance, 31 March 2019	33,377

26.	Acquisitions

Acquisition of CSF Solutions

On 10 April 2018, the BluJay group completed the acquisition of CSF Solutions by acquiring all 100% of the shares. CSF is a leading provider of customs and compliance solutions to the German market. With the acquisition, BluJay further solidifies its position as Germany’s leading custom solutions provider. Prior to the acquisition in April 2018, BluJay owned 33% of one of the CSF companies. The equity investment was remeasured on the date of acquisition and a gain of $1.1m was recognized. The gain increased goodwill related to the transaction.

Base cash consideration was €6m, for CSF IS, and €1,750k for two-thirds of CSF IC since BluJay already owned one-third of CSF IC. Both entities are based in Germany.

28BluJay Topco Ltd Financial Statements 2019

26.Acquisitions, continued

The acquisition was financed by drawing upon the BluJay group's existing revolving credit facility, with no new term loan debt required.

The identifiable assets acquired and liabilities assumed upon acquisition are set out in the table below:

	Note	Fair Value
		$000
Amount settled in cash		10,330
Fair value of previously held equity investment in CSF		1,200
		11,530

Other intangible assets	8	4,373
Property, plant and equipment	9	12
Trade and other receivables - gross value		751
Trade and other payables		(1,297)
Deferred tax liabilities	16	(1,334)
Cash		990
Net assets acquired		3,495
Goodwill	7	8,035

Satisfied by:
Cash		10,330

Cash flow attributable to acquisition:
Cash consideration paid		10,330
Less: cash acquired		(990)
Net cash outflow arising upon acquisition		9,340

The fair value of the financial assets includes trade receivables with a gross contractual value of $194,000 which is also the best estimate of fair value.

The goodwill of $6,835 arising from the acquisition includes the value attributed to the workforce. There was also considered to be Acquisition-related costs for the acquisitions in FY19 amounted to $1,661,000 (note 1).

CSF would have contributed revenue $2.8m in revenue if it had been acquired at the beginning of 2019.

29BluJay Topco Ltd Financial Statements 2019

26.Acquisitions, continued

Acquisition of Grosvenor International Systems Ltd

On 1 August 2018, the BluJay group completed the acquisition of Grosvenor International Systems Ltd by purchasing 100% of the voting equity shares. Grosvenor's pioneering customs duty management software helps importers and exporters throughout Britain and Europe drive efficiencies, improve cashflow and reduce costs.

Base cash consideration was £4.3m.

The acquisition was financed by with additional term debt as an accordion to the current facilitates. The identifiable assets acquired and liabilities assumed upon acquisition are set out in the table below:

	Note	Fair Value
		$000
Other intangible assets	8	2,468
Property, plant and equipment	9	55
Trade and other receivables - gross value		491
Trade and other payables		(555)
Deferred tax liabilities	16	(612)
Cash		1,333
Net assets acquired		3,180
Goodwill	7	3,680
Total consideration		6,860

Satisfied by:
Cash

Cash flow attributable to acquisition:
Cash consideration paid		6,860
Less: cash acquired		(1,333)
Net cash outflow arising upon acquisition		5,527

The fair value of the financial assets includes trade receivables with a gross contractual value of $409,000, which is also the best estimate of fair value.

The goodwill of $3,680,000 arising from the acquisition includes the value attributed to the workforce. There was also considered to be material value in the growth prospects of Grosvenor. This factor is reflected in the goodwill balance. None of the goodwill is expected to be deductible for tax purposes.

Acquisition-related costs for the acquisitions in FY19 amounted to $1,661,000 (note 1).

Grosvenor would have contributed revenue $2.5m in revenue if it had been acquired at the beginning of 2019.

30BluJay Topco Ltd Financial Statements 2019

26.Acquisitions, continued

Acquisition of Era S.r.l.

On 1 October 2018, the BluJay group completed the acquisition of Era Systems S.r.l. by acquiring 100% of the voting shares. Era System is a young Italian based customs software provider with a 100% focus on the Italian market. It also has other solutions in its portfolio typically focused on the freight forwarder (freight management, terminal, accounting & billing). They are one of the few Italian customs software providers using recent technology (cloud based).

Base cash consideration was €1.7m, for which BluJay acquired a company based in Italy.

The acquisition was financed by drawing upon the BluJay group's existing revolving credit facility, with no new term loan debt required.

The identifiable assets acquired and liabilities assumed upon acquisition are set out in the table below:

	Note	Fair Value
		$000
Other intangible assets	8	592
Property, plant and equipment	9	34
Trade and other receivables - gross value		194
Trade and other payables		(90)
Deferred tax liabilities	16	(145)
Cash		259
Net assets acquired		844
Goodwill	7	1,128
Total consideration		1,972

Satisfied by:
Cash		1,972

Cash flow attributable to acquisition:
Cash consideration paid		1,537
Less: cash acquired		(259)
Net cash outflow arising upon acquisition		1,278
Additional consideration (12 months after closing)		174
Additional consideration (24 months after closing)		261
Total potential cash outflow		1,713

The fair value of the financial assets includes trade receivables with a gross contractual value of $166,000, which is also the best estimate of fair value.

The goodwill of $1,128,000 arising from the acquisition includes the value attributed to the workforce. There was also considered to be material value in the growth prospects of Era and its ability to foster new customer relationships. All these factors are reflected in the goodwill balance. None of the goodwill is expected to be deductible for tax purposes.

Acquisition-related costs for the acquisitions in FY19 amounted to $1,661,000 (note 1).

Era would have contributed revenue $2.5m in revenue if it had been acquired at the beginning of 2019.

31BluJay Topco Ltd Financial Statements 2019

27.	Dividends

No ordinary dividends were declared in the year ended 31 March 2019.

Holders of A Preference shares are entitled to a fixed, cumulative, preferential dividend at the rate of 10% per annum of the subscription price thereof (see also note 21). Dividends of £3,738,062 ($4,921,532) were accrued in the year to 31 March 2019 . These dividends have been recognised as a financial expense in the income statement.

28.	Share-based payments

The Company operates an unapproved share plan in which certain key directors or employees are invited to participate. The selected persons are able to subscribe for new C Ordinary shares in BluJay Topco Ltd at the higher of subscription par value or market price. Persons are not able to subscribe for shares at a discount to market value, nor are share options offered.

Market value is determined by engaging an external firm of suitably qualified valuers to undertake periodic share valuations. The valuations were based on establishing the enterprise value of the Company using generally accepted valuation methodologies including discounted cash flow analysis, comparable public company analysis and comparable acquisitions analysis. Cash was then added and debt deducted to determine the total equity value of the Company. The equity value was then allocated amongst the securities that comprise the capital structure of the Company using the Current Value Method, as described in the US standard AICPA Practice Aid entitled Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

On the basis of the valuations undertaken, the market value of the securities issued during the period was not higher than subscription par value. As a result, the expense to the income statement from these share-based payment arrangements was $nil in both the current and prior year.

Note 21 details the transactions during the period in A Ordinary, B Ordinary, and C Ordinary share capital, all of which related to the share plan.

28.	Contingent liabilities

The Group has given a guarantee declaring itself jointly and severally liable for the liabilities of its subsidiary undertaking, Grosvenor International Systems, Ltd. This guarantee under s479C of the Companies Act of 2006 allows Grosvenor International Systems, Ltd. to be exempt from audit requirements as permitted by s479A of the Companies Act of 2006.

29.	Ultimate controlling entity

The ultimate controlling entity is Francisco Partners III L.P., of 1 Letterman Drive, Building C - Suite 410, San Francisco, CA 94109.

30.	Subsequent Event

Subsequent to the end of the financial year 1,039,946 new C Ordinary shares of 0.1p have been issued to employees of BluJay group companies. The shares were issued at 7.1p per share, which was considered to also be the current market value of the shares, and total proceeds received amounted to £73,836. In addition, a total of 1,574,595 B Ordinary shares and 563,473 C Ordinary shares have been repurchased from a former employee for a total of £41,582, also in line with the Share Awarded Agreement, and subsequently cancelled.

32BluJay Topco Ltd Financial Statements 2019